Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Diageo plc:

We consent to the use of our reports dated 26 August 2009 with respect to the consolidated balance sheets of Diageo plc as of 30 June 2009 and 2008, and the related consolidated income statements, consolidated statements of recognised income and expense and consolidated  cash flow statements for each of the years in the three-year period ended 30 June 2009, and the effectiveness of internal control over financial reporting as of 30 June 2009, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AUDIT PLC

KPMG Audit Plc

London, England

13 April 2010